Exhibit 99.1

Ares Commercial Real Estate Corporation Appoints David Roth as President

NEW YORK, July 26, 2019 - Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has appointed David Roth as the Company’s President, effective July 22, 2019.

Mr. Roth currently serves as Partner and Head of U.S. Real Estate Private Equity, is a member of the Ares Global Real Estate Investment Committee and also serves as a member of the Management Committee of Ares Management Corporation (NYSE: ARES), whose subsidiary is the external manager of ACRE. Mr. Roth has over 30 years of experience investing and managing commercial real estate investments and executing on strategic platform acquisitions and other merger activities. Prior to joining Ares in 2019, Mr. Roth was a Senior Managing Director in the Real Estate Group at Blackstone. Previously, he was a Principal in the Acquisitions Group at Walton Street, a Senior V.P. and Chief Investment Officer - Europe at Security Capital Group and an Associate at Wachtell Lipton Rosen & Katz.

“We are excited to have David join ACRE as an executive and we look forward to his many contributions in the years ahead,” said Bill Benjamin, Chairman of the ACRE Board of Directors. “David’s appointment as President is a continuation of our strategy to enhance the collaboration and synergistic benefits ACRE receives from the broader real estate platform at Ares.”

“David and I have been working together since he joined Ares earlier this year and this appointment to President reflects the strong contributions he has already made to ACRE,” said Jamie Henderson, Chief Executive Officer of ACRE. “I look forward to working with David in his new role.”

“Having worked with Jamie and Ares’ talented real estate debt team, I have seen firsthand the great potential that lies ahead as we seek to maximize our synergies,” added Mr. Roth. “I look forward to contributing to ACRE’s strong growth prospects in the years ahead.”

About Ares Commercial Real Estate Corporation
Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments. Through its national direct origination platform, the Company provides a broad offering of flexible and reliable financing solutions for commercial real estate owners and operators. The Company originates senior mortgage loans, as well as subordinate financings, mezzanine debt and preferred equity, with an emphasis on providing value added financing on a variety of properties located in liquid markets across the United States. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management Corporation. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

Investor Relations Contact:
Ares Commercial Real Estate Corporation
Carl Drake or Veronica Mendiola Mayer
(888)-818-5298
iracre@aresmgmt.com

Media Relations Contact:
Mendel Communications
Bill Mendel, 212-397-1030
bill@mendelcommunications.com